Exhibit 10.11.2

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is entered into to be effective as of January 1, 2014 by and between Sand Hill Land and Cattle, LLC, a Texas Limited Liability Company (“Lessor”), and Lonestar Prospects, Ltd., a Texas limited partnership (“Lessee”).

Recitals

A. Lessor and Lessee are parties to that certain Lease Agreement dated April 14, 2011 (the “Lease Agreement”), covering approximately 680.25 acres, more or less, of real property, lying and being situated in Hood County, Texas, and being out of the Stephen McComas Survey, Abstract No. 391, the Wm. J. Goodlett Survey, Abstract No. 212, the S.M. Herron Survey, Abstract No. 688, the Thomas Parkinson Survey, Abstract No. 700 and the James F. Franklin Survey, Abstract No. 183 (the “Existing Leased Premises”) as more particularly described in Exhibit “A”, attached hereto. Any capitalized term used but not defined herein shall have the same meaning given to such term in the Lease Agreement.

B. Lessor and Lessee entered into that certain First Amendment to Lease Agreement (“First Amendment”) dated effective April 1, 2012, which, amongst other things, expanded the Existing Leased Premises to include 150 acres in Hood County, Texas (the “Expansion Leased Premises”) as shown in Exhibit “B” attached hereto.

C. Lessor and Lessee desire to amend the Lease Agreement, as more particularly set forth below, which shall apply to the Existing Leased Premises and the Expansion Leased Premises (collectively, the “Leased Premises”).

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. Security Instrument. Section 28 to the Lease Agreement is hereby deleted in its entirety and replaced with the following:

28. SECURITY INSTRUMENT

As long as Lessor is the grantor under a security instrument or a deed of trust securing the payment of a promissory note of Lessee to an approved lender that is assisting with the financing of a transaction (that will benefit Lessor and Lessee) evidencing a lien on approximately 150 acres in Hood County, Texas as shown in Exhibit “C” (“Security Instrument”), Lessee will pay Lessor an annual fee, due on January 2 of each year, as follows:

*	January 2, 2012	No fee payable;

*	January 2, 2013	$800.00 per acre of the Leased Premises under the Security Instrument;

*	January 2, 2014	$800.00 per acre of the Leased Premises under the Security Instrument;

*	January 2, 2015	$800.00 per acre of the Leased Premises under the Security Instrument; and

*	January 2, 2016	$800.00 per acre of the Leased Premises under the Security Instrument; and

*	January 2, 2017	$800.00 per acre of the Leased Premises under the Security Instrument

*	January 2, 2018	$800.00 per acre of the Leased Premises under the Security Instrument

*	January 2, 2019	$800.00 per acre of the Leased Premises under the Security Instrument

(herein called “Security Instrument Payments”).

Lessee hereby agrees to have the Security Instrument released on or before July 13, 2019; and Lessee shall deliver to Lessor a release in recordable form that is reasonably acceptable in form and substance to Lessor and thereby relinquishes all rights Lessee’s lender has in the above-referenced 150 acres. Notwithstanding the foregoing, in the event the Security Instrument is released at any time prior to July 13, 2019, Lessee’s obligation to make Security Interest Payments pursuant to this Section 28 shall cease as of the date of such release, provided that if the Security Instrument is released during a partial year, the applicable Security Instrument Payment shall be prorated and paid to Lessor within ten (10) days of the Release of the Security Instrument.

Lessee agrees to indemnify and, within five (5) business days after demand by Lessor, reimburse Lessor for all amounts expended or debts incurred by Lessor as a result of Lessor’s undertaking to cure any defaults under the Security Instrument or under the debt secured by the Security Instrument, to protect Lessor’s interests in the Property.

2. Miscellaneous. This Second Amendment contains the parties’ entire agreement regarding the subject matter covered by this Second Amendment, and supersedes all prior correspondence, negotiations and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Second Amendment. Except as modified by this Second Amendment, the terms and provisions of the Lease Agreement shall remain in full force and effect, and the Lease Agreement, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. This Second Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall be one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Second Amendment to Lease Agreement has been executed by the parties to be effective as of the date first set forth above.

LESSOR:

Sand Hill Land and Cattle, LLC, a Texas limited liability company

By:	TexSand Silica Management, Inc.,
its Manager

By:	/s/ Chris Thomas
Name:	Chris Thomas
Title:	President

LESSEE:

Lonestar Prospects, Ltd., a Texas limited partnership

By:	GRJ Holdings, L.L.C., a Texas limited liability company, its General Partner

By:	/s/
Name:
Title: